EXHIBIT D
CHINA UNITED TELECOMMUNICATIONS CORPORATION LIMITED
AND
CHINA UNITED NETWORK COMMUNICATIONS CORPORATION LIMITED

TRANSFER AGREEMENT IN CONNECTION WITH THE BUSINESS AND
ASSETS TRANSFER AGREEMENT

Dated as of December 16, 2008

THIS TRANSFER AGREEMENT IN CONNECTION WITH THE BUSINESS AND ASSETS TRANSFER AGREEMENT (hereinafter referred to as this “Agreement”) is made as of this 16th day of December in 2008, in Beijing, the People’s Republic of China (hereinafter referred to as the “PRC”), by and between:
Transferor:	China United Telecommunications Corporation Limited (hereinafter referred to as “Unicom A-Share Company”)
	Legal Address:	Building 29, No. 1033 Changning Road, Shanghai

Transferee:	China United Network Communications Corporation Limited (hereinafter referred to as “Unicom Operation Company”)
	Legal Address:	12th Floor, Henderson Center Office Building 1, No. 18 Jianguomen Nei Avenue, Beijing
WHEREAS,
(1)	China United Network Communications Group Company Limited (hereinafter referred to as “Unicom Group”), a limited company duly incorporated and validly existing under the PRC laws, is an integrated telecommunications business operator, possesses directly or indirectly 100% shares of Unicom Xingye Science and Technology Trade Company Limited, China Information Technology Designing & Consulting Institute and Unicom New Guoxin Communications Limited Company and owns fixed-line telecommunications network and runs local fixed-line telephone business in Tianjin Municipality, Sichuan Province and Chongqing Municipality; and

(2)	China Network Communications Group Corporation (hereinafter referred to as “Netcom Group”), a state-owned integrated telecommunications business operator duly established and validly existing under the PRC laws, owns fixed-line telecommunications network and runs local fixed-line telephone business in the twenty one southern provinces, municipalities and autonomous regions (including Shanghai Municipality, Jiangsu Province, Zhejiang Province, Anhui Province, Fujian Province, Jiangxi Province, Hubei Province, Hunan Province, Guangdong Province, Guangxi Zhuang Autonomous Region, Hainan Province, Chongqing Municipality, Sichuan Province, Guizhou Province, Yunnan Province, Tibet Autonomous Region, Shaanxi Province, Gansu Province, Qinghai Province, Ningxia Hui Autonomous Region and Xinjiang Uygur Autonomous Region), and possesses the backbone transmission assets in the ten northern provinces, municipalities and autonomous regions (including Beijing Municipality, Tianjin Municipality, Hebei Province, Henan Province, Shandong Province, Liaoning Province, Heilongjiang Province, Jilin Province, Inner Mongolia Autonomous Region and Shanxi Province); and

(3)	Unicom A-Share Company, a joint stock limited company duly incorporated and validly existing under the PRC laws, has had its common shares listed on the Shanghai Stock Exchange since October 9, 2002 with Unicom Group as its controlling shareholder; and

(4)	Unicom A-Share Company indirectly controls Unicom Red Chip Company (herein “Unicom Red Chip Company”) through China Unicom (BVI) Limited (hereinafter referred to as “Unicom BVI”). Unicom Red Chip Company is a limited company registered in Hong Kong with its shares listed in Hong Kong and the U.S. respectively; and

(5)	Unicom Operation Company is a foreign-invested enterprise established under the PRC laws and a wholly-owned subsidiary of Unicom Red Chip Company; and

(6)	Pursuant to the arrangement by and between Unicom Group and Netcom Group, Netcom Group is to be merged with and consolidated into Unicom Group. Subject to all the necessary PRC approvals, it is expected that such merger will become effective in early January 2009. Upon such merger becoming effective, Unicom Group so merged will assume all the rights and obligations of Netcom Group and all the assets, liabilities and business of Netcom Group will be vested in the merged Unicom Group; and

(7)	Pursuant to the arrangement by and among Unicom Group, Netcom Group and Unicom New Horizon Mobile Telecommunications Company Limited (hereinafter referred to as “Unicom New Horizon”), upon completion of the merger of Unicom Group and Netcom Group, (1) the fixed-line telephone network assets in the twenty one southern provinces, municipalities and autonomous regions owned by former Netcom Group and the credits and the liabilities thereof and (2) the fixed-line telephone assets in Sichuan Province and Chongqing Municipality owned by Unicom Group and the credits and the liabilities thereof shall be vested into Unicom New Horizon, the registered capital of which shall be increased accordingly; and

(8)	Unicom Group and Unicom A-Share Company had entered into a memorandum of understanding (hereinafter referred to as the “Connected Transaction MOU”) on December 12, 2008 in connection with the transaction between Unicom Group or its subsidiaries (not including Unicom A-Share Company and the subsidiaries controlled thereby) and Unicom Red Chip Company indirectly held by Unicom A-Share Company and its subsidiaries. Pursuant to the understanding reached in the Connected Transaction MOU, if the transaction between Unicom Red Chip Company or its subsidiaries and Unicom Group or its subsidiaries (not including Unicom A-Share company and the subsidiaries controlled thereby) is subject to the approval of the minority shareholders of Unicom A-Share Company according to the Listing Rules of the Shanghai Stock Exchange (hereinafter referred to “SSE Listing Rules”) from time to time, and at the same time be deemed as a connected transaction subject to the approval of the minority shareholders of Unicom Red Chip Company according to the Rules Governing the Listing of Securities on The Stock Exchange of Hong Kong Limited (hereinafter referred to “HKES Listing Rules”) from time to time, the above-mentioned connected transaction shall be carried out in a two-step approach as follows: (1) Unicom Group or its subsidiaries (not including Unicom A-Share company and the subsidiaries controlled thereby), and Unicom A Share Company or Unicom BVI Company are to enter into the Acquisition Agreement clarifying the rights and obligations of each party in connection with the proposed transaction (including but not limited to: Unicom Group’s permission of the transfer of the rights and obligations of and by Unicom A-Share Company or Unicom BVI Company under Acquisition Agreement to Unicom Red Chip Company or its subsidiaries), and (2) Unicom A Share Company or Unicom BVI Company then transfer all of the afore-mentioned rights and obligations under the Acquisition Agreement to Unicom Red Chip Company or its subsidiaries; and

(9)	For the purpose of avoidance and reduction of the competition and connected transactions among Unicom Group, Netcom Group and Unicom Operation Company, pursuant to the SSE Listing Rules, the HKES Listing Rules and the provisions of the Connected Transaction MOU, Unicom Group, Netcom Group and Unicom A-Share Company entered into as of December 16, 2008 the Business and Assets Transfer Agreement (hereinafter referred to as the “Acquisition Agreement”), according to which Unicom Group and Netcom Group shall transfer their respectively owned fixed-line network business, northern backbone transmission assets and other related telecommunications assets as well as the their shares in the subsidiaries providing such telecommunication service businesses to Unicom A-Share Company; and

(10)	Pursuant to the Telecommunications Network Lease Agreement (hereinafter referred to as “Network Lease Agreement”) entered into by and among Unicom Group, Netcom Group, Unicom New Horizon and Unicom Operation Company, Unicom New Horizon agrees to lease to Unicom Operation Company the fixed-line network assets in the 21 southern provinces, municipalities and autonomous regions transferred to it by and from Unicom Group and Netcom Group.
WHEREAS THE ABOVE, through friendly negotiation based on the principle of equality and mutual benefit, the Parties hereto agree as follows:
1	Subject to the satisfaction of the validity condition set forth in Clause 7 of this Agreement, the Transferor hereby agrees to transfer immediately all rights and obligations described in the Acquisition Agreement and its Annexes to the Transferee. The Transferee hereby agrees to accept the rights and obligations of the Transferor under the Acquisition Agreement.

2	Once the Transferor transfers to the Transferee all its rights and obligations under the Acquisition Agreement, the Transferee shall immediately assume all the rights and obligations of the Transferor under the Acquisition Agreement, and the Transferor shall immediately terminate all its rights and obligations under the Acquisition Agreement assumed by the Transferee.

3	The Transferor confirms that, pursuant to Clause 2.5 of the Acquisition Agreement, Unicom Group, Netcom Group and the Transferor have confirmed that, once upon the completion of the merger of Unicom Group and Netcom Group, Unicom Group shall automatically assume all the rights and obligations of Netcom Group under this Agreement without sending a separate notice to the Transferor and the Transferee; and that pursuant to Clause 2.6 of the Acquisition Agreement, Unicom Group and Netcom Group have irrevocably agreed that the Transferor shall have the right to transfer to the Transferee all its rights and obligations under the Acquisition Agreement, and the Transferor shall have the right to transfer all its rights and obligations under the Acquisition Agreement to the Transferee without obtaining any others approvals by and from Unicom Group or Netcom Group.

4	Each Party herein guarantees its full right, power and ability to execute and perform this Agreement. This Agreement, upon execution, shall create the legal, valid and binding obligations upon each Party.

5	The Transferee agrees to, within the valid term of the Acquisition Agreement, enjoy and perform the past and future rights and obligations of the Transferor thereunder according to the terms and conditions thereof.

6	The Transferor hereby irrevocably agrees that, with regard to the registration of any changes in connection with the assets, shares and/or equity related to the Target Business and Assets under the Acquisition Agreement during the process of completion required by the governmental bodies (including but no limited to title certificates, title handover process, change registration with industrial and commercial administration authorities, etc.), the Transferee shall have the right to sign and execute directly with the asset holders the legal documents related to the change registration, and that Unicom Group and Netcom Group shall work in coordination with the Transferee in the handover registration directly to the name of the Transferee.

7	Validity of Right and Obligation Transfer

Subject to the satisfaction of the following conditions, the transfer of the rights and obligations under this Agreement shall concurrently come into force with the completion under the Acquisition Agreement:
7.1	The extraordinary general meeting of Unicom Red Chip Company approves that, according to its applicable laws, regulations and listing rules, the Transferee transfers its rights and obligations under the Acquisition Agreement to the Transferee;

7.2	The extraordinary general meeting of Unicom A-Share Company approves the delivery and performance of the Acquisition Agreement and the Network Lease Agreement according to its applicable laws, regulations and listing rules; and

7.3	Other precedent conditions for completion under the Acquisition Agreement have been satisfied or exempted.
8	Force Majeure

If a party is rendered unable to perform any of its obligations under this Agreement as a result of a force majeure event, such party shall give a written notice to the other party immediately and provide the details of the event and valid proof documents stating the reasons for the failure to or delay in performance of the obligation under this Agreement and its Annexes within 15 days of the occurrence of such force majeure event. Pursuant to the influence of the force majeure event over the performance of the obligation, the Parties shall negotiate and determine whether to suspend, partially exempt, or extend the performance of such obligation.

9	Confidentiality

Unless otherwise provided or required by the laws or regulatory bodies, or for the purpose of the disclosure by the Transferor to the SSE and the disclosure by Unicom Red Chip Company to the Hong Kong Stock Exchange, no party to this Agreement shall provide or disclose any information and material relating other party’s business to any company, enterprise, organization or person.

10	No Waiver

Save and except as provided by the law, no failure or inability of any party to exercise, and no delay in exercising, and right, power or remedy under or conferred in accordance with this Agreement shall constitute a waiver of such right, power or remedy by that party.

11	Notice

Any of the notices relating this Agreement shall be made in writing, delivered by hand or sent by registered mail or transmitted by fax. Any such notice shall be deemed to have been received upon delivery if delivered by hand, or deemed to have been received on the third (3rd) working days (in case it falls on a rest day or a statutory holiday of the state, the first business day after it shall be the alternate date) after the mail is sent, or deemed to have been received at the time of transmission if transmitted by fax. Any notice shall be effective upon delivery.

The postal addresses and fax numbers for the parties are as follows:

China United Telecommunications Corporation Limited
	Postal Address:	No. 21, Jinrong Avenue, Xicheng District, Beijing
	Postal Code:	100140
	Contact Person:	Zhang Baoying
	Fax Number:	010-6611-4366

China United Network Communications Corporation Limited
	Postal Address:	No. 21, Jinrong Avenue, Xicheng District, Beijing
	Postal Code:	100140
	Contact Person:	Wang Tianpeng
	Fax Number:	010-6625 8743

12	Governing Law

This Agreement shall be governed by the laws of the PRC, and shall be interpreted and implemented in accordance with such laws.

13	Dispute Resolution

In the event of any dispute arising out of or relating to this Agreement during the execution of this Agreement, the Parties hereto shall attempt in the first instance to resolve such dispute through friendly consultation. If the dispute is not resolved by friendly consultations within thirty (30) days from the date on which one Party has requested consultations, then either Party may submit the Dispute to the China International Economic and Trade Arbitration Commission (“CIETAC”) to be resolved by arbitration in Beijing with a penal of three (3) arbitrators in accordance with CIETAC arbitration rules then in force. The arbitration shall be conducted in the Chinese language. The arbitration award shall be final and binding upon both Parties. The losing Party shall bear the arbitration fee, unless otherwise specified by the arbitration award.

14	Others
14.1	Unless otherwise provided in this Agreement, the definitions and other interpretations shall have the same meanings as defined in the Acquisition Agreement.

14.2	This Agreement shall come into effect upon execution and affixed with their official seals. Amendments or supplements to this Agreement shall only be made in writing, and shall become effective upon execution by the legal representatives or their authorized representatives and affixed with their official seals.

14.3	In the event that any provision of this Agreement shall be void or unenforceable by reason of any provision of any applicable laws, the invalidity or unenforceability of any provision of this Agreement does not affect the validity and enforcement of the other provisions of this Agreement.

14.4	This Agreement shall be signed in eight (8) copies of the same form. Each Party shall hold two (2) originals with equal effect.
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China United Telecommunications Corporation Limited (stamp)
Legal representatives or the authorized representative:
China United Network Communications Corporation Limited (stamp)
Legal representatives or the authorized representative: